CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Contingent Income Auto-Callable Securities due November 28, 2012	$22,688,400	$2,600.09

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

November 2011 Pricing Supplement no.1 Registration Statement No. 333-158385 Dated November 22, 2011 Filed pursuant to Rule 424(b)(2)

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to 4.775% of the stated principal amount, with respect to each determination date on which the closing price of the underlying stock is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level.  In addition, if the closing price of the underlying stock is greater than or equal to the initial share price on any of the first three determination dates, the securities will be automatically redeemed for an amount per security equal to the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date.  If the securities have not been previously redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the securities have not been previously redeemed and the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and receive (i) physical delivery of shares or (ii) at our option, the cash value of such shares as of the final determination date.  The value of those shares will be significantly less than the stated principal amount of the securities and could be zero.  As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment.  Accordingly, the securities do not guarantee any return of principal at maturity.  Investors will not participate in any appreciation of the underlying stock.  All payments on the securities are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc.
Underlying stock:	JPMorgan Chase & Co. common stock
Aggregate principal amount:	$22,688,400
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	November 22, 2011
Original issue date:	November 28, 2011 (3 business days after the pricing date)
Maturity date:	November 28, 2012
Early redemption:
If, on any of the first three determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:	•
If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.4775 (4.775% of the stated principal amount) per security on the related contingent payment date.

•
If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	February 23, 2012, May 23, 2012, August 23, 2012 and November 23, 2012. We also refer to November 23, 2012 as the final determination date.
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	•	If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final share price is less than the downside threshold level:	(i) the physical delivery amount in shares (with any fractional shares to be paid in cash), or (ii) at our option, the cash value of such shares as of the final determination date
Physical delivery amount:
A number of shares of the underlying stock calculated by the calculation agent by dividing the stated principal amount by the initial share price.  The physical delivery amount is subject to adjustments in the case of certain corporate events as described herein.

Downside threshold level:	$22.06, which is equal to 75% of the initial share price
Initial share price:	$29.41, which was the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
CUSIP:	40433C197
ISIN:	US40433C1971
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”

Commissions and Issue Price:		Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security		$10.00	$0.15	$9.85
Total		$22,688,400	$340,326	$22,348,074
(1)
HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of up to $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of up to $0.15 for each note they sell.  See “Supplemental plan of distribution (conflicts of interest).”

Investment in the securities involves certain risks.  See “Risk Factors” beginning on page 9 of this pricing supplement and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm
The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Fact Sheet

The securities are senior unsecured obligations of HSBC, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement.  The securities provide a contingent quarterly payment equal to 4.775% of the stated principal amount with respect to each determination date on which the closing price of the underlying stock is greater than or equal to the downside threshold level.  The securities will be automatically redeemed if on any of the first three determination dates the closing price of the underlying stock is greater than or equal to the initial share price.  Investors must be willing to accept the risk of not receiving any contingent quarterly payments and also the risk of receiving at maturity shares of the underlying stock worth significantly less than the stated principal amount per security (or, at our option, the cash value of those shares), which will occur if the securities are not redeemed prior to maturity and the final share price is less than the downside threshold level.  Under this scenario, you could lose your entire investment. All payments on the securities are subject to the credit risk of HSBC.

Key Dates
Pricing date:	Original issue date (settlement date):		Maturity date:
November 22, 2011	November 28, 2011 (3 business days after the pricing date)		November 28, 2012
Key Terms
Issuer:	HSBC USA Inc.
Underlying stock:	JPMorgan Chase & Co. common stock
Aggregate principal amount:	$22,688,400
Stated principal amount:	$10 per security
Issue price:	$10 per security
Early redemption:
If, on any of the first three determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:	•
If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.4775 (4.775% of the stated principal amount) per security on the related contingent payment date.

•
If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	February 23, 2012, May 23, 2012, August 23, 2012 and November 23, 2012. We also refer to November 23, 2012 as the final determination date.
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	•	If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final share price is less than the downside threshold level:	(i) the physical delivery amount in shares (with any fractional shares to be paid in cash), or (ii) at our option, the cash value of such shares as of the final determination date
Physical delivery amount:
A number of shares of the underlying stock calculated by the calculation agent by dividing the stated principal amount by the initial share price.  The physical delivery amount is subject to adjustments in the case of certain corporate events as described herein.

Downside threshold level:	$22.06, which is equal to 75% of the initial share price
Initial share price:	$29.41, which was the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
Risk factors:	Please see “Risk Factors” beginning on page 9 of this pricing supplement and page S-3 of the prospectus supplement.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40433C197
ISIN:	US40433C1971
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
Prospective investors should note that the discussion under the section called “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.
The following summary is a general discussion of the U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

	•	purchase the securities at their “issue price”; and
	•	will hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
	•	certain financial institutions;
	•	insurance companies;
	•	certain dealers and traders in securities, commodities or foreign currencies;
	•	investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
	•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
	•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
	•	regulated investment companies;
	•	real estate investment trusts;
	•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or
	•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.  In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the underlying stock should an investor receive the underlying stock at maturity.  Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying stock.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
General
Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for contingent quarterly payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.
Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.
Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.
Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.
Tax Treatment of Contingent Quarterly Payment.  Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the securities for cash at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly coupon, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled.  Any such gain or loss should be short-term capital gain or loss.  A U.S. Holder that, upon maturity of the securities, receives the underlying stock and cash in lieu of any fractional share should be treated as recognizing short-term capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional share and the pro rata portion of the U.S. Holder’s tax basis in the securities that is allocable to such fractional share, based on the amount of cash received and the fair market value of the underlying stock received, as of the final determination date of the securities.  The U.S. Holder should not recognize any gain or loss with respect to any underlying stock received.  The U.S. Holder should have a basis in the underlying stock equal to the U.S. Holder’s tax basis in the securities, other than any amount allocated to a fractional share.  The holding period for such underlying stock should start on the day after receipt.
Possible Alternative Tax Treatments of an Investment in the Securities
Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat a security as a short-term debt instrument.  Under such treatment, the timing and character of income thereon would be significantly affected.  Among other things, gain realized by a U.S. Holder upon early redemption or settlement of a security at maturity would be treated as ordinary income.  In addition, such a security would be treated as issued with original issue discount equal to the difference between the security’s stated redemption price at maturity and its issue price, and as a result (1) gain recognized by a U.S. Holder upon sale or exchange of the security would be treated as ordinary income to the extent of any accrued original issue discount, and (2) accrual-method U.S. Holders (and cash-method U.S. Holders that elect to apply an accrual method of tax accounting to the securities) would be required to accrue as ordinary income original issue discount over the term of the security before maturity.  However, the amount of accrued original issue discount would be unclear because the amount payable at maturity of the security is not known as of the issue date.
Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  On

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
Backup Withholding and Information Reporting
Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.
Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:
•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.
Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.
U.S. Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.
Backup Withholding and Information Reporting
Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Trustee:
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying agent:
Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):
Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Smith Barney LLC.  HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each security they sell.
In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Hypothetical Examples

The below examples are based on the following terms:

Initial Share Price:	$29.41
Downside Threshold Level:	$22.06, which is 75% of the initial share price
Contingent Quarterly Payment:	$0.4775 (4.775% of the stated principal amount)
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than or equal to the initial share price of $29.41 on one of the first three determination dates.  Because the determination closing price is greater than or equal to the initial share price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination closing price on the first three determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$29.41	—*	$10.4775	$25.00	$0.4775	N/A
#2	N/A	N/A	N/A	$15.00	$0	N/A
#3	N/A	N/A	N/A	$36.76	—*	$10.4775
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪
In Example 1, the securities are automatically redeemed following the first determination date as the determination closing price on the first determination date is equal to the initial share price.  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.4775 = $10.4775

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

▪
In Example 2, since the determination closing price on the first determination date is greater than the downside threshold level, you receive the contingent payment of $0.4775 with respect to such determination date.  The securities are automatically redeemed following the third determination date, as the determination closing price on the third determination date is greater than the initial share price.  Following the third determination date, you receive an early redemption amount of $10.4775, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying stock has appreciated by approximately 25% from its initial share price on the third determination date, you only receive $10.4775 per security and do not benefit from such appreciation.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$15.00	$0	N/A	$15.00	$0	N/A
#2	$10.00	$0	N/A	$10.00	$0	N/A
#3	$10.00	$0	N/A	$10.00	$0	N/A
Final Determination Date	$18.00	$0	N/A	$23.53	—*	N/A
Payment at Maturity	$6.12			$10.4775
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪
In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock.  As the final share price is less than the downside threshold level, you will receive the physical delivery amount or the cash value thereof, each as of the final determination date, calculated as follows:

the cash value of 0.3400 shares of the underlying stock = $6.12

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount.

▪
In Example 4, the closing price of the underlying stock decreases to a final share price of $23.53.  Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.4775 = $10.4775

In this example, although the final share price represents an approximately 20% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.4775 per security at maturity.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Risk Factors

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement.  Investing in the securities is not equivalent to investing directly in the underlying stock.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪
You may lose your entire initial investment.  The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your notes in cash if the securities have not been automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level.  If the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor (or, at our option, the cash value of such shares), each as of the final determination date.  If you receive shares of the underlying stock at maturity, the value of the stock is expected to be significantly less than the stated principal amount of the securities or may have no value at all.

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You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than the downside threshold level on the related determination date.  A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price is greater than or equal to the downside threshold level on the related determination date.  If the determination closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

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Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the value of the underlying stock.  Unless the final share price is less than the downside threshold level, you will receive at maturity the stated principal amount plus the contingent quarterly coupon payment with respect to the final determination date, regardless of any appreciation in the value of the underlying stock, which may be significant.  The return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level.  It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments.  Accordingly, the return on the securities may be significantly less than the return on a direct investment in the underlying stock during the term of the securities.

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The securities may be called prior to the maturity date. If the securities are called early, the holding period over which you will receive contingent quarterly payments could be as little as three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following our exercise of the call provision.

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Single stock risk.  The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock, whether the determination closing price has been below the downside threshold level on any determination date, dividend rates on the underlying stock, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock, the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

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Credit risk of HSBC USA Inc.  The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

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As a holder of the securities, you will not have any ownership interest or rights in the underlying stock.  As a holder of the securities, you will not have any ownership interest or rights in the underlying stock, such as voting rights, dividend payments or other distributions.  In addition, JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the underlying stock and the securities.

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No affiliation with JPMorgan Chase & Co.  We are not affiliated with JPMorgan Chase & Co.  We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about JPMorgan Chase & Co. contained in this pricing supplement.  You should make your own investigation into the underlying stock and JPMorgan Chase & Co.  We are not responsible for JPMorgan Chase & Co.’s public disclosure of information, whether contained in SEC filings or otherwise.

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There is limited anti-dilution protection.  For certain events affecting the underlying stock, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the underlying stock. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.  The original issue price of the securities includes the agent’s fees and commissions and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the stated maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

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Hedging and trading activity by our affiliates could potentially affect the value of the securities.  One or more of our affiliates have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock.  Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.  Additionally, such hedging or trading activities during the term of the securities could adversely affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

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The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities.  As calculation agent, HSBC or one of its affiliates has determined the initial share price and the downside threshold level and will determine the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any.  Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payout to you upon an automatic early redemption or at maturity.

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The securities are not insured by any governmental agency of the United States or any other jurisdiction.  The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.

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In some circumstances, the payment you receive on the securities may be based on the common stock of another company and not JP Morgan Chase & Co.  Following certain corporate events relating to the issuer of underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the stock of a successor or any cash or any other assets distributed to holders in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

On December 7, 2007, the Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Information about the Underlying Stock

JPMorgan Chase & Co. JPMorgan Chase & Co. is a financial holding company with bank and non-bank subsidiaries operating nationally as well through overseas branches and subsidiaries, representative offices and subsidiary foreign banks.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by JPMorgan Chase & Co. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-05805 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding JPMorgan Chase & Co. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of JPMorgan Chase & Co.  We have derived all disclosures contained in this document regarding JPMorgan Chase & Co. stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to JPMorgan Chase & Co.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding JPMorgan Chase & Co. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning JPMorgan Chase & Co. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Historical Information

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 2, 2008 through November 22, 2011.  The closing price of the underlying stock on November 22, 2011 was $29.41.  The associated graph shows the closing prices of the underlying stock for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

JPMorgan Chase & Co. Common Stock	High ($)	Low ($)	Period End ($)	Dividends ($)
2008
First Quarter	49.28	36.02	42.95	0.38
Second Quarter	49.75	33.96	34.31	0.38
Third Quarter	48.35	29.25	46.70	0.38
Fourth Quarter	50.50	19.69	31.53	0.38
2009
First Quarter	31.64	14.96	26.58	0.05
Second Quarter	38.94	25.32	34.11	0.05
Third Quarter	46.50	31.59	43.82	0.05
Fourth Quarter	47.47	40.06	41.67	0.05
2010
First Quarter	46.05	37.03	44.75	0.05
Second Quarter	48.20	36.51	36.61	0.05
Third Quarter	41.70	35.16	38.07	0.05
Fourth Quarter	43.12	36.54	42.42	0.05
2011
First Quarter	48.35	42.65	46.10	0.25
Second Quarter	47.80	39.25	40.94	0.25
Third Quarter	42.54	28.53	30.12	0.25
Fourth Quarter (through November 22, 2011)	37.54	27.85	29.41

We make no representation as to the amount of dividends, if any, that JPMorgan Chase & Co. may pay in the future. As an investor in the Auto-Callable Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of JPMorgan Chase & Co.

JPMorgan Chase & Co. Common Stock – Daily Closing Prices January 2, 2008 to November 22, 2011

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Market Disruption Event

If a determination date, including the final determination date, is not a scheduled trading day, then such determination date or the final determination date, respectively, will be the next scheduled trading day.  If a Market Disruption Event exists on a determination date or the final determination date, then such determination date or the final determination date, respectively, will be the next scheduled trading day for which there is no Market Disruption Event.  If a Market Disruption Event exists with respect to a determination date or the final determination date on five consecutive scheduled trading days, then that fifth scheduled trading day will be a determination date or the final determination date (as applicable), and the determination closing price on such determination date or the final share price (as applicable) will be determined by the calculation agent using its estimate of the exchange traded price for the underlying stock that would have prevailed but for that Market Disruption Event on that scheduled trading day.  If a determination date other than the final determination date is postponed, then the corresponding contingent payment date will also be postponed by the same number of business days following the postponed determination date and no interest will be paid in respect of such postponement.  If the final determination date is postponed, then the maturity date will also be postponed by the same number of business days and no interest will be paid in respect of such postponed final determination date.

“Market Disruption Event” means any scheduled trading day on which any Relevant Exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i)  any suspension of or limitation imposed on trading by any Relevant Exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or related exchanges or otherwise, (A) relating to the underlying stock or (B) in any futures or options contracts relating to the underlying stock, on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for the underlying stock or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the underlying stock on any relevant related exchange; or

(iii)  the closure on any scheduled trading day of any Relevant Exchange relating to the underlying stock or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Exchange or related exchange at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the exchange and (b) the submission deadline for orders to be entered into the Relevant Exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the underlying stock has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to underlying stock on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to the underlying stock are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options related to the underlying stock.

 “Relevant Exchange” means any exchange or quotation system for the underlying stock, where such trading has a material effect (as determined by the calculation agent) on the overall market for trading of such securities.

“Scheduled closing time” means the scheduled weekday closing time of the Relevant Exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the Relevant Exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

The calculation agent will notify the securityholders of the existence of a Market Disruption Event on any day that, but for the occurrence or existence of a Market Disruption Event, would have been the final determination date.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Anti-dilution and Reorganization Adjustments

Following the declaration by the issuer of the underlying stock of the terms of any Potential Adjustment Event (as defined below), the calculation agent will determine whether that Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the underlying stock and, if so, will make such calculations and adjustments to the terms of the securities as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “Potential Adjustment Event” means the occurrence of any of the following after the issue date of the Securities:

(a) a subdivision, consolidation or reclassification of the underlying stock (unless a merger event), or a free distribution or dividend of any shares of the underlying stock to existing holders by way of bonus, capitalization or similar issue;

(b) a distribution or dividend to existing holders of the underlying stock of (A) underlying stock, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the issuer of the underlying stock equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(c) an extraordinary dividend;

(d) a call by the issuer of the underlying stock in respect of shares of such issuer that are not fully paid;

(e) a repurchase by the issuer of underlying stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

(f) any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying stock.

Merger Event and Tender Offer

A “merger event” shall mean, in respect of the underlying stock, any (i) reclassification or change of the underlying stock that results in a transfer of or an irrevocable commitment to transfer all underlying stock outstanding, (ii) consolidation, amalgamation or merger of the issuer of underlying stock with or into another entity (other than a consolidation, amalgamation or merger of the issuer of underlying stock with or into another entity and which does not result in any such reclassification or change of all underlying stock) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding underlying stock that results in a transfer of or an irrevocable commitment to transfer all underlying stock (other than those underlying stock owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the issuer of underlying stock or its subsidiaries with or into another entity in which the issuer of underlying stock is the continuing entity and which does not result in a reclassification or change of the underlying stock outstanding but results in the outstanding underlying stock (other than underlying stock owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding underlying stock immediately following that event, in each case if the approval date (as defined below) is on or before the final determination date.

A “tender offer” shall mean, in respect of the voting shares of an issuer of underlying stock, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the issuer of underlying stock as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

If a merger event or a tender offer occurs in respect of an underlying stock that is an American depositary share and the underlying stock is still publicly quoted, traded or listed on the New York Stock Exchange or the NASDAQ Global Market or their successors in interest, then the calculation agent shall adjust such terms and conditions of the securities as the calculation agent determines appropriate to account for that event.

If a merger event or tender offer occurs in respect of the underlying stock and the underlying stock are exchanged for new shares (with no other distributions of property in respect of the underlying stock), and those new shares are publicly quoted,

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

traded or listed on the New York Stock Exchange, the NASDAQ Global Market or their successors in interest, then the underlying stock shall be adjusted to comprise the number of new shares to which a holder of one underlying stock immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of the merger event or tender offer. The calculation agent shall also adjust such terms and conditions of the securities as the calculation agent determines appropriate to account for that event and such new shares shall be deemed the underlying stock.

If a merger event or tender offer occurs and any distributions of property (other than the publicly quoted new shares referred to above) are made on the underlying stock, in whole or in part, then the calculation agent shall accelerate the maturity date to the day which is five business days after the approval date (as defined below). On the maturity date, HSBC shall pay to each holder of a security the payment at maturity, provided that for purposes of that calculation, the final share price of the underlying stock will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the final determination date will be deemed to be the approval date. In addition, the calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of securities the economic equivalent of any remaining payment obligations with respect to the securities hereunder. The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of the voting shares of the issuer of underlying stock, or if that date is not a scheduled trading day, the immediately preceding scheduled trading day.

Notwithstanding these alternative arrangements, a merger event or tender offer may affect the underlying stock in a manner that adversely affects the value of, and trading in, the securities. Similarly, an adjustment or acceleration resulting from a merger event or a tender offer may adversely affect the value of, or the trading in, the securities.

Share Delisting, Nationalization and Insolvency

A share delisting shall be deemed to have occurred if at any time during the period from and including the issue date to and including the final determination date the underlying stock cease to be listed on the Relevant Exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the NASDAQ Global Market or a successor in interest (a “successor exchange”). If the underlying stock is immediately re-listed on a successor exchange, then the underlying stock shall continue to be deemed to be the underlying stock.

A nationalization shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the final determination date, all or substantially all of the assets of an issuer of underlying stock are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the final determination date, by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving an issuer of underlying stock (i) any underlying stock are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of underlying stock become legally prohibited from transferring those shares.

If a nationalization, insolvency or share delisting occurs, the calculation agent may accelerate the maturity date to the day which is five business days after the announcement date (as defined below). On the accelerated maturity date, HSBC shall pay to each holder of securities the payment at maturity and for the purposes of that calculation, the final share price will be deemed to be the closing price on the scheduled trading day immediately prior to the announcement date. In addition, the calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of securities the economic equivalent of any remaining payment obligations with respect to the securities hereunder. The “announcement date” means (i) in the case of a nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the issuer of underlying stock are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a delisting event, the day of the first public announcement by the Relevant Exchange that the underlying stock will cease to trade or be publicly quoted on that exchange or (iii) in the case of an insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency with respect to the issuer of underlying stock.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holders of securities, absent manifest error.

November 2011

Contingent Income Auto-Callable Securities due November 28, 2012
Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “payment at maturity” in this pricing supplement except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final share price.  If a market disruption event exists with respect to the underlying stock on that scheduled trading day, then the accelerated final determination date for the underlying stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final determination date).  The accelerated maturity date will then be the third business day following the postponed accelerated final determination date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities—Events of Default” and “Securities—Events of Default; Defaults” in the prospectus.

November 2011